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Exhibit 10.5

ADVERTISING SALES REPRESENTATION AGREEMENT

dated as of                        , 2007

between

UNITED ONLINE ADVERTISING NETWORK, INC.

and

CLASSMATES ONLINE, INC.

ii

Section 8.08	Third Party Beneficiaries	10
Section 8.09	Amendment and Modification	10
Section 8.10	Counterparts	10
Section 8.11	Authority	10
Section 8.12	Binding Effect; Assignment	11
Section 8.13	Failure or Indulgence Not Waiver; Remedies Cumulative	11
Section 8.14	Interpretation	11
Section 8.15	Confidentiality	11
Section 8.16	Dispute Resolution	11
SCHEDULE A: Description of the Services

iii

ADVERTISING SALES REPRESENTATION AGREEMENT

        This Advertising Sales Representation Agreement is dated as of            , 2007 (the "Effective Date") by and between United Online Advertising Network, Inc., a Delaware corporation ("UOL Media Group"), and Classmates Online, Inc., a Washington corporation ("CMO"). UOL Media Group and CMO are sometimes referred to herein separately as a "Party" and together as the "Parties". Capitalized terms used herein shall have the meanings ascribed to them in Article I hereof.

RECITALS

        WHEREAS, UOL Media Group desires to provide certain advertising services to CMO; and

        WHEREAS, each Party desires to set forth in this Agreement the principal terms and conditions pursuant to which UOL Media Group will provide certain advertising services to CMO.

        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, for themselves and their respective successors and assigns, hereby covenant and agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.01    Definitions.    (a) As used in this Agreement, the following terms shall have the following meanings, applicable both to the singular and the plural forms of the terms described:

        "Ad Serving Fee" means the amount owed to UOL Media Group in consideration for the Serving Services as set forth in Section 3.01(c).

        "Ads" means advertisements for display on the Sites.

        "Agreement" means this Advertising Sales Representation Agreement, together with the schedules hereto, as the same may be amended or supplemented from time to time in accordance with the provisions hereof.

        "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York or California are authorized or required by law to close.

        "CMC" means Classmates Media Corporation, a Delaware corporation and the parent company of CMO.

        "Commissions" means the amount owed to UOL Media Group in consideration for the the Retail Services and the Wholesale Services as set forth in Section 3.01(a) and Section 3.01(b), respectively.

        "Confidential Information" shall have the meaning set forth in Section 3.7(b) of the Master Transaction Agreement.

        "Contract" means any contract, agreement, insertion order, purchase order, or other commitment with respect to the Services entered into by UOL Media Group on behalf of CMO in substantially the form approved by CMO.

        "IAB" means the Interactive Advertising Bureau, which is an independent organization that sets standards governing the sale and display on Ads on the Internet.

        "Invoice Amount" means amounts due from advertisers and sponsorship partners for Services pursuant to this Agreement.

        "Master Transaction Agreement" means the Master Transaction Agreement between UOL and CMC of even date herewith.

        "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

        "Retail Services" means the sale of Ads for display on the Sites through retail channels.

        "Service Costs" means the amounts to be paid to UOL Media Group by CMO for Services provided hereunder.

        "Services" means the Retail Services, the Wholesale Services, the Serving Services and the Strategic Transaction Services.

        "Serving Services" means the display and tracking of Ads on the Sites.

        "Sites" means CMO's Web site located at www.classmates.com, its subdomains, and any other Web sites agreed upon in writing by the parties.

        "Sponsorships" means transactions where an advertiser sponsors some portion of, or event on, the Sites and, in exchange, is entitled to some additional advertising benefit outside of standard IAB ad unit guidelines.

        "Strategic Transaction" means an Ad sales transaction that involves (i) customized placement (i.e., Ads that either do not comply with IAB ad unit guidelines or that are not a standard offering on the Sites), (ii) integration with a third party's systems, (iii) post-transaction sales, or (iv) customized development.

        "Strategic Transaction Services" means an Ad sales transaction that involves a Strategic Transaction.

        "Subsidiary" means, as to any Person, a corporation, limited liability company, joint venture, partnership, trust, association or other entity in which such Person beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests or (iii) the capital or profits interest, in the case of a partnership.

        "UOL" means United Online, Inc., a Delaware corporation and the parent corporation of UOL Media Group.

        "UOL Entities" means UOL and its Subsidiaries (other than the CMC and its Subsidiaries) and any entity which becomes a Subsidiary of UOL after the date hereof, and "UOL Entity" means any one of the UOL Entities.

        "Wholesale Services" the sale of Ads for display on the Sites through wholesale channels.

          (b)   Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION
Actions	6.01
Additional Interest	4.02(b)
Advertising Manager	5.02(a)
CMO	Preamble
Effective Date	Preamble
Force Majeure Event	8.02(a)
Indemnified Person	6.01
Indemnifying Party	6.01
Initial Term	7.01
Parties	Preamble
Party	Preamble
Sales Plan	5.02(b)
Subcontractor	8.01
UOL Media Group	Preamble

        Section 1.02    Internal References.    Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement.

ARTICLE II
PURCHASE AND SALE OF SERVICES

        Section 2.01    Purchase and Sale of the Services.

          (a)   Subject to the terms and conditions of this Agreement and in consideration of the Service Costs to be paid to UOL Media Group as described herein, UOL Media Group agrees to provide or cause to be provided to CMO, and CMO agrees to purchase from UOL Media Group, the Services until the obligation to provide the Services are terminated in accordance with the provisions hereof.

          (b)   CMO hereby grants UOL Media Group the right to enter into Contracts on CMO's behalf for the sale of Ads and Sponsorships on the Sites. Except as set forth herein or as otherwise agreed in writing between the Parties, neither Party shall have the power or authority to bind the other Party or to enter into any contract in the name of, or create a liability against, the other Party in any way or for any other purpose.

        Section 2.02    Retail Services.

          (a)   UOL Media Group has the exclusive right, except as set forth herein, to sell all standardized Ads (i.e., Ads that comply with "Ad Unit Guidelines" promulgated by the IAB) on the Sites through retail channels. For the avoidance of doubt, sales of Ad inventory allocated to Strategic Transactions are excluded from the foregoing exclusivity. In the event it is anticipated that a Strategic Transaction will utilize a material amount of inventory that would be available for use in connection the Retail Services, the Parties will work in good faith to discuss and plan for inventory allocation to ensure that commitments made in connection with the Retail Services are not adversely impacted.

          (b)   The Retail Services will be standard third party agency services related to selling Ads, including, but not limited to, developing media kits, entering into Contracts as an agent for CMO, managing accounts associated with the sale of Ads, compensating sales personnel and obtaining all necessary rights to display the Ads. All expenses associated with the sale of Ads on a retail basis shall be borne by UOL Media Group.

          (c)   UOL Media Group will have the co-exclusive right along with CMO to sell Sponsorships. The additional benefit to be provided, such as a custom placement stating "sponsored by," will, in general, be something that involves limited development work and will be approved in advance in writing as a "Sponsorship Placement" by CMO.

          (d)   CMO may terminate the exclusivity for either or both the Retail Services and Sponsorships on one hundred and twenty (120) days written notice.

        Section 2.03    Wholesale Services.

          (a)   UOL Media Group has the exclusive right, except as set forth herein, to sell all standardized Ads (i.e., Ads that comply with "Ad Unit Guidelines" promulgated by the IAB) on the Sites through wholesale channels.

          (b)   Within forty five (45) days after the execution of this Agreement, the parties will develop processes for coordinating the sale and delivery of Ad inventory from the Wholesale Services. Such process will be part of the Sales Plan set forth in Section 4.02(b).

          (c)   CMO may terminate the exclusivity for Wholesale Services on one hundred and twenty (120) days written notice.

        Section 2.04    Serving Services.

          (a)   When requested by CMO, UOL Media Group will manage Ad campaigns and serve Ads on the Sites whether or not such Ads are sold by UOL Media Group, CMO, or any third party, and whether or not such Ads are served in connection with the Retail Services, the Wholesale Services or the Strategic Transaction Services.

          (b)   CMO will coordinate with UOL Media Group to ensure all Ads to be served that are not sold by UOL Media Group are provided in a manner consistent with the standards required to manage the campaigns and serve the Ads as provided by UOL Media Group. UOL Media Group will not be liable for the failure to serve Ads that do not comply with such standards.

          (c)   UOL Media Group will provide the Serving Services in a manner so as to avoid interfering with the overall operation of the Sites.

        Section 2.05    Strategic Transaction Services.    The Parties will discuss when or if UOL Media Group will provide the Strategic Transaction Services and will agree in writing, on a case by case basis, the scope of and compensation for any such Strategic Transaction Services. For the avoidance of doubt, a sales transaction with a dating partner will be considered a Strategic Transaction Service, and shall be a contract entered into directly between the dating partner and CMO. However, UOL Media Group will perform, at the direction of CMO, the sourcing, negotiation and management of such transaction with a dating partner and, if requested, management of the relationship, and shall be compensated as if the transaction were a Retail Service (i.e., will receive the commission associated with the Retail Service).

        Section 2.06    Additional Services.    In addition to the Services, if requested by CMO, and to the extent that UOL Media Group and CMO may mutually agree in writing, UOL Media Group will provide additional services related to the sale and display of Ads on the Sites. The scope of any such additional services, as well as the costs and other terms and conditions applicable to such additional services, will be as mutually agreed in writing by UOL Media Group and CMO prior to the provision of such additional services.

ARTICLE III
COLLECTIONS AND REMITTANCE

        Section 3.01    Collection of Invoice Amounts.    UOL Media Group will bill all advertisers and sponsorship partners for Retail Services and Wholesale Services and, to the extent requested by CMO, for Strategic Transaction Services and any additional services provided pursuant to this Agreement. UOL Media Group agrees that it will use reasonable efforts to collect all amounts due from advertisers and sponsorship partners; provided that UOL Media Group does not in any way guarantee collection of such amounts due. For the avoidance of doubt and subject to the terms and conditions of this Agreement, CMO will pay UOL Media Group for all Service Costs as described in Article II of this Agreement whether or not any advertiser or sponsorship partner pays its Invoice Amount. In the event that any amount due from any advertiser or sponsorship partner remains unpaid for more than 120 days, CMO may request that UOL Media Group refer collection to an outside collection agency. CMO acknowledges that UOL Media Group shall have no liability or other obligation to CMO with respect to such uncollected amounts. CMO agrees to cooperate with UOL Media Group with respect to collections and to use commercially reasonable efforts and take any other actions reasonably requested by UOL Media Group to facilitate collections of unpaid accounts. Notwithstanding the foregoing, CMO may, upon written notice to UOL Media Group, elect to do the billing and collection of Invoice Amounts with respect to specific advertisers, sponsorship partners or transactions.

        Section 3.02    Remittance of Invoice Amounts.    As soon as reasonably practicable after UOL Media Group collects payment for an Invoice Amount, it will remit to CMO by check or wire transfer of immediately available funds an amount equal to the amount collected. UOL Media Group will include with each remittance a written summary setting forth in sufficient detail the corresponding collection or remittance information for the corresponding Invoice Amount.

ARTICLE IV
PURCHASE AND SALE OF SERVICES

        Section 4.01    Purchase and Sale of Services.    Set forth below are the Service Costs for each Service. CMC agrees to pay UOL Media Group in the manner set forth in Section 4.02 an amount equal to the Service Costs applicable to each of the Services provided by UOL Media Group. No other costs, including allocated corporate costs or technology costs, will be paid by CMO other than as set forth below.

          (a)   Retail Services: UOL Media Group will receive a Commission of 35% of the gross Ad revenue related to the sale of Ads on a retail basis.

          (b)   Wholesale Services: UOL Media Group will receive a Commission of 12% of the gross Ad revenue related to the sale of Ads on a wholesale basis.

          (c)   Serving Services: UOL Media Group will receive a fee of $21.24 per million impressions (rounded up on a monthly basis) served though UOL Media Group's Ad serving system. In addition to this fee, each month CMO will reimburse UOL Media Group an amount equal to UOL Media Group's third party direct costs associated with Ad yield optimization. For the avoidance of doubt, the amount that UOL Media Group pays to 24/7 in connection with serving Ads is included in the $21.24 fee.

          (d)   Strategic Transaction Services: UOL Media Group's Commission will be determined by the parties in writing on a case by case basis.

        Section 4.02    Invoicing and Settlement of Costs.

          (a)   As soon as practicable after the end of each month, UOL Media Group will invoice CMO for the applicable Service Costs on a monthly basis, in arrears, for the prior month just ended. The invoice shall set forth in reasonable detail for the period covered by such invoice (i) the Services rendered, (ii) the Service Costs for each type of Service provided and (iii) such additional information as reasonably requested.

          (b)   CMO agrees to pay all of the Service Costs on or before ten (10) days after the date on which an invoice for Service Costs is delivered to UOL Media Group (the "Payment Date") by check or wire transfer of immediately available funds. If a Party fails to pay any monthly payment on or before the Payment Date, such Party shall be obligated to pay, in addition to the amount due pursuant to such invoice, interest on such amount at the prime rate published in The Wall Street Journal (as of the applicable Payment Date) plus one and one-half percent (1.5%) per annum, compounded monthly from the relevant Payment Date through the date of payment ("Additional Interest"). Unless otherwise agreed in writing between the Parties, all payments made pursuant to this Agreement shall be made in U.S. dollars.

          (c)   Notwithstanding the foregoing, if a Party in good faith disputes any invoiced charge, payment of such charge shall be made only after mutual resolution of such dispute. Each Party agrees to notify the other Party promptly, and in no event later than the relevant payment date, of any disputed charge. Additional Interest shall not accrue on any amount in dispute and no default shall be alleged until after the relevant payment date.

          (d)   During the term of this Agreement, each Party shall keep such books, records and accounts as are reasonably necessary to verify the calculation of the amounts due and payable hereunder. Additionally, UOL Media Group will keep detailed records of the sale and delivery of Ads and Sponsorships pursuant to this Agreement. Each Party shall have the right to review such books, records and accounts at any time during normal business hours upon reasonable written notice, and each Party agrees to conduct any such review in a manner so as not to unreasonably interfere with the other Party's normal business operations.

        Section 4.03    Financial Responsibility for Personnel.    UOL Media Group will pay for all personnel and other related expenses, including salary or wages, of its employees performing the Services. No person providing Services to CMO pursuant to this Agreement shall be deemed to be, or shall have any rights as, an employee of CMO.

ARTICLE V
STANDARD OF PERFORMANCE

        Section 5.01    General Standard of Service.    Except as otherwise agreed to in writing by the Parties or as described in this Agreement, the Parties agree that the nature, quality and standard of care applicable to the delivery of the Services hereunder, and the skill levels of the employees providing such Services, shall be substantially the same as or consistent with those which UOL Media Group exercises or employs in providing similar services for itself and the UOL Entities.

        Section 5.02    Services Management.

          (a)   UOL Media Group and CMO each agree to appoint one of their respective employees (each, an "Advertising Manager") who will have overall responsibility for managing and coordinating the delivery of Services, including making available the services of appropriately qualified employees and resources to enable the provision of the Services. The Advertising Managers will meet at least quarterly to review compliance with this Agreement, the Sales Plan, and the needs of the Parties.

          (b)   The Parties agree to work together and to cooperate with each other in good faith to develop a quarterly advertising sales plan ("Sales Plan"). Among other things, the Sales Plan will include the pricing guidelines and range of discounts for Ads and Sponsorships. Additionally, CMO can identify in the Sales Plan any advertisers and/or types of Ads that cannot be sold on behalf of CMO and delivered to the Sites. The failure to agree upon a Sales Plan will not be a material breach of this Agreement.

ARTICLE VI
INDEMNIFICATION AND LIMITATION OF LIABILITY

        Section 6.01    Indemnification Related to the Services.    Each Party (the "Indemnifying Party") agrees to indemnify, defend and hold harmless the other party and its directors, officers, agents and employees (each an "Indemnified Person") from and against any loss, cost or damage related to, and to reimburse each Indemnified Person for all reasonable expenses (including, without limitation, attorneys' fees) as they are incurred in connection with pursuing or defending any third-party claim, action or proceeding (collectively, "Actions") arising out of or relating to the Indemnifying Party's recklessness or willful misconduct in performing or failing to perform the Indemnifying Party's obligations under this Agreement or breach of this Agreement.

        Section 6.02    Procedures for Defense, Settlement and Indemnification of the Third Party Claims.    Each Party hereto agrees that Section 6.8 of the Master Transaction Agreement is hereby incorporated by reference into and made a part hereof mutatis mutandis.

        Section 6.03    Limitation of Liability.    EXCEPT FOR THIRD-PARTY CLAIMS UNDER ANY INDEMNITY PROVISION HEREIN OR CLAIMS RELATED TO A BREACH OF CONFIDENTIALITY PURSUANT TO SECTION 8.15, IN NO EVENT SHALL UOL MEDIA GROUP OR CMO BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE VII
TERM AND TERMINATION

        Section 7.01    Term.    Except as otherwise provided in this Article VI or as otherwise agreed in writing by the Parties, this Agreement shall have an initial term from the Effective Date through June 30, 2008 (the "Initial Term") and will be renewed automatically thereafter for successive six-month terms.

        Section 7.02    Termination.

          (a)   The Parties may by mutual agreement from time to time terminate this Agreement with respect to one or more of the Services, in whole or in part.

          (b)   At any time on or after the end of the Initial Term, CMO may terminate this Agreement or any Service upon notice in writing to UOL Media Group of not less than ninety (90) days. Such notice may be given before or after the end of the Initial Term such that this Agreement may terminate at the end of the Initial Term or at any time thereafter.

          (c)   At any time on or after the end of the Initial Term, UOL Media Group may terminate this Agreement or any Service upon notice in writing to CMO of not less than one-hundred eighty (180) days. Such notice may be given before or after the end of the Initial Term such that this Agreement may terminate at the end of the Initial Term or at any time thereafter.

          (d)   CMO may terminate the obligations under this Agreement as to any Service at any time if UOL Media Group shall have failed to perform any of its material obligations under this Agreement relating to such Service, CMO shall have notified UOL Media Group in writing of such failure, and such failure shall have continued for a period of at least thirty (30) days after receipt by UOL Media Group of written notice of such failure from CMO.

          (e)   UOL Media Group may terminate the obligations under this Agreement as to any Service at any time if CMO shall have failed to perform any of its material obligations under this Agreement relating to such Service, UOL Media Group shall have notified CMO in writing of such failure, and such failure shall have continued for a period of at least thirty (30) days after receipt by CMO of written notice of such failure from UOL Media Group.

          (f)    Either Party may terminate the obligations under this Agreement as to any affected Service effective immediately upon written notice to the other Party if the performance of such Service (in all material respects as required hereby) would require such Party to violate any applicable laws, rules or regulations.

        Section 7.03    Effect of Termination.

          (a)   Other than as required by law, upon the effective date of the termination of the obligations under this Agreement as to any Service pursuant to Section 7.01 or 7.02, or upon termination of this Agreement in accordance with its terms, UOL Media Group shall have no further obligation to provide the terminated Service (or any Service, in the case of termination of this Agreement) and CMO shall have no obligation to pay any further Service Costs relating to such terminated Service; provided that, notwithstanding such termination, (i) CMO shall remain liable to UOL Media Group for any Service Costs owed and payable in respect of Services provided prior to the effective date of the termination and (ii) the provisions of Articles V, VI, VII and VIII shall survive any such termination indefinitely. Additionally, CMO will adhere to the terms of any Contracts entered into by UOL Media Group on behalf of CMO prior to termination. Any termination of the obligations under this Agreement as to any Service or upon termination of this Agreement in accordance with its terms will not relieve a Party of any liability for breach hereof.

          (b)   Following termination of this Agreement with respect to any Service, UOL Media Group agrees to cooperate with CMO in providing for an orderly transition of such Service to CMO or to a successor service provider as designated by CMO, and CMO shall reimburse UOL Media Group for its reasonable expenses incurred in connection with such transition of Services. Additionally, at CMO's written request, UOL Media Group will provide CMO with a license to UOL's proprietary Ad serving technology and a sublicense (if allowed under the applicable third-party contract) of any third-party Ad serving technology used by UOL Media Group in performing the Services. The license shall be on such terms and at such cost as UOL Media Group and CMO shall mutually agree in good faith, and the sublicense (if allowed) shall be a pass-through of the terms (including pricing) as are applicable to UOL Media Group under the contract with the third party.

ARTICLE VIII
MISCELLANEOUS

        Section 8.01    Subcontractors.    UOL Media Group may hire or engage one or more third-party subcontractors (each, a "Subcontractor") to perform all or any of its obligations under this Agreement; provided that subject to Section 6.03, UOL Media Group shall pay for all amounts due to each such Subcontractor and shall in all cases remain primarily responsible for all obligations undertaken by each such Subcontractor on its behalf pursuant to the terms of this Agreement with respect to the scope, quality and nature of the Services provided to CMO; provided further that in each case the use of a

Subcontractor to perform UOL Media Group's obligations would not substantially increase the costs to CMO.

        Section 8.02    Force Majeure.

          (a)   For purposes of this Section 8.02, a "Force Majeure Event" means an event beyond the control of a Party, which by its nature could not have been foreseen by such Party, or, if it could have been foreseen, was unavoidable and includes, without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, and acts of war (declared or undeclared).

          (b)   Continued performance of a Service may be suspended immediately to the extent caused by Force Majeure. The Party claiming suspension of a Service due to Force Majeure will give prompt notice to the other of the occurrence of the event giving rise to the suspension and of its nature and anticipated duration. The Parties shall cooperate with each other to find alternative means and methods for the provision of the suspended Service.

          (c)   Without limiting the generality of Section 6.03, neither Party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.

        Section 8.03    Entire Agreement.    This Agreement (including the schedules constituting a part of this Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof and shall supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

        Section 8.04    Information.    Subject to applicable law and privileges, each Party hereto covenants with and agrees to provide to the other Party all information regarding itself and transactions under this Agreement that the other Party reasonably believes is required to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

        Section 8.05    Notices.    Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission or mail (with postage prepaid), to the following addresses:

          (a)   If to UOL Media Group, to:

      United Online, Inc.
      21301 Burbank Boulevard
      Woodland Hills, California 91367
      Attention: General Counsel
      Fax: (818) 287-3010

    with a copy to:

      United Online, Inc.
      21301 Burbank Boulevard
      Woodland Hills, California 91367
      Attention: Chief Financial Officer
      Fax: (818) 287-3049

          (b)   If to CMO, to:

      Classmates Media Corporation
      21301 Burbank Boulevard
      Woodland Hills, California 91367
      Attention: General Counsel
      Fax: (818) 287-3010

    with a copy to:

      Classmates Media Corporation
      21301 Burbank Boulevard
      Woodland Hills, California 91367
      Attention: Chief Financial Officer
      Fax: (818) 287-3035

or to such other addresses or facsimile numbers as may be specified by like notice to the other Party. Any notice involving non-performance, termination or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, via certified mail, return receipt requested. All other notices may also be sent by facsimile, confirmed by first class mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by facsimile or similar electronic transmission method; one working day after it is sent, if sent by recognized overnight courier; and three (3) days after it is postmarked, if mailed first class mail or certified mail, return receipt requested, with postage prepaid.

        Section 8.06    Governing Law.    This Agreement shall be construed in accordance with and shall be governed by the laws of the State of California (without giving effect to the conflicts of laws provisions thereof).

        Section 8.07    Severability.    If any terms or other provision of this Agreement or the schedules hereto shall be determined by a court, administrative agency or arbitrator to be invalid, illegal or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable law.

        Section 8.08    Third Party Beneficiaries.    None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Person. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any Liability (or otherwise) against either Party hereto.

        Section 8.09    Amendment and Modification.    This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the Parties hereto.

        Section 8.10    Counterparts.    This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.

        Section 8.11    Authority.    Each of the Parties represent to the other Party that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement and (d) this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

        Section 8.12    Binding Effect; Assignment.    This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Except as otherwise expressly provided in this Agreement, neither Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void; provided that either Party may assign this Agreement to a successor entity in conjunction with such Party's reincorporation in another jurisdiction or into another business form.

        Section 8.13    Failure or Indulgence Not Waiver; Remedies Cumulative.    No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

        Section 8.14    Interpretation.    The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.

        Section 8.15    Confidentiality.    Each Party agrees to maintain and safeguard all Confidential Information pursuant to Section 3.5 of the Master Transaction Agreement, and each Party hereto agrees that Section 3.5 of the Master Transaction Agreement is hereby incorporated by reference into and made a part hereof mutatis mutandis.

        Section 8.16    Dispute Resolution.    Each Party hereto agrees that Section 3.12 of the Master Transaction Agreement is hereby incorporated by reference into and made a part hereof mutatis mutandis.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives.

UNITED ONLINE ADVERTISING NETWORK, INC.

By:	Name: Title:

CLASSMATES ONLINE, INC.

By:	Name: Title:

SCHEDULE A

Description of the Services

        1.    UOL Media Group's Obligations.    UOL Media Group will:

          (a)   Sell all Ad impressions to be delivered and served on the Sites;

          (b)   Arrange and coordinate third party sponsorships on the Sites;

          (c)   Store advertisements on computer systems, and obtain all necessary rights, licenses, consents, waivers and permissions from advertisers to store and serve advertisements on the Websites;

          (d)   Assist CMO in preparing media kits and distribute such media kits and other CMO materials to the public and advertisers;

          (e)   Provide other related advertising services, such as advertising operations and trafficking, and advertising marketing and media services including events, trade advertising and third party research;

          (f)    Adhere to UOL Media Group's ad sales guidelines;

          (g)   Adhere to any trademark and logo usage guidelines as may be provided by CMO; and

          (h)   Obtain CMO's consent prior to entering into a Contract that requires CMO to perform for longer than three (3) months, provides the advertiser with any form of exclusivity on the Sites, or deviates from the Ad guidelines agreed upon by the Parties.

        2.    CMO's Obligations.    CMO will:

          (a)   Display the advertisements sold by UOL Media Group on the relevent Site and otherwise adhere to the terms of the Contract or other agreement executed by UOL Media Group for the sale of such advertisements;

          (b)   Participate in any sponsorships arranged by UOL Media Group and otherwise adhere to the terms of the agreement executed by UOL Media Group for such sponsorship;

          (c)   Prepare, update, and provide UOL Media Group with media kits and other materials setting forth the a description of the Sites and any demographic information about of the Sites that UOL Media Group requests;

          (d)   Provide UOL Media Group with any information requested by UOL Media Group that may assist UOL Media Group in providing the Services; and

          (e)   Provide any reasonable cooperation requested by UOL Media Group that may assist UOL Media Group in providing the Services.

        3.    CMO Marks.    CMO hereby grants to UOL Media Group the right to use and display the logos, copyrights, trademarks, and service marks of the CMO entities.

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  Exhibit 10.5
ADVERTISING SALES REPRESENTATION AGREEMENT dated as of , 2007 between UNITED ONLINE ADVERTISING NETWORK, INC. and CLASSMATES ONLINE, INC.
TABLE OF CONTENTS
ADVERTISING SALES REPRESENTATION AGREEMENT
RECITALS
ARTICLE I DEFINITIONS
ARTICLE II PURCHASE AND SALE OF SERVICES
ARTICLE III COLLECTIONS AND REMITTANCE
ARTICLE IV PURCHASE AND SALE OF SERVICES
ARTICLE V STANDARD OF PERFORMANCE
ARTICLE VI INDEMNIFICATION AND LIMITATION OF LIABILITY
ARTICLE VII TERM AND TERMINATION
ARTICLE VIII MISCELLANEOUS
SCHEDULE A
Description of the Services